NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX ANNOUNCES FIRST QUARTER RESULTS

•	Record revenue of $1.75 billion, an increase of 21%
•	Earnings per share increased 166% to $1.57 when compared with March 31, 2005
•	Backlog increased 36% versus March 31, 2005, to $2.14 billion
•	Conference call to be held to discuss this release on Friday, May 5 at 10:00 a.m.

WESTPORT, CT, May 4, 2006 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2006 of $80.6 million, or $1.57 per share, compared to net income of $29.9 million, or $0.59 per share, for the first quarter of 2005. Net income was $30.3 million, or $0.59 per share, for the first quarter of 2005, excluding special items. There were no special items during the first quarter of 2006. Special items for the first quarter of 2005 included charges for investigation costs associated with the Company’s internal review and the restatement of its financial statements and charges relating to the closure of certain Terex Utilities branches. As discussed in the “Capital Structure and Taxes” section of this release, for the period ended March 31, 2006, the Company is using an estimated tax rate of 35%. Net sales reached $1,749.5 million in the first quarter of 2006, an increase of 20.6% from $1,451.1 million in the first quarter of 2005. Net debt (1) increased in the first quarter of 2006 by $45 million from December 31, 2005 levels.

“As announced last week, we are very pleased with the strong performance of our overall business, especially the fact that the recovery is becoming broad-based in terms of our contributing businesses,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “In addition to our strong operating results, Terex continues to make real progress towards its objectives of lean manufacturing principles and stronger cash management performance. Our focus on working capital and our Terex Business System (TBS) initiatives have led not only to increased margin, but have directly contributed to our improved cash performance in most of our businesses. Our increase in net debt in the first quarter was $45 million, an extremely positive result given our rapid increase in demand during this seasonally strong delivery period.”

“It is important to stress the improvements made in terms of profitability of the Company as a whole,” added Mr. DeFeo. “We made a 3.9 percentage point improvement in our gross margin, driven by a combination of better manufacturing leverage and pricing initiatives in excess of cost pressures. The improvements in gross profit translated to a strong increase in overall operating profitability, with operating margin posting a 3.4 percentage point increase over the comparable 2005 quarter. This represents an incremental operating margin(2) of almost 25%, and results in a Return on Invested Capital(3) of approximately 24% for the twelve months ended March 31, 2006. Not only is this strong current performance, but this also boosts our confidence with respect to our longer term goals of achieving a 10% operating margin and delivering ROIC in excess of 30% during strong economic times.”

“We recently provided earnings guidance for our 2006 performance, indicating that we anticipate earnings per share for 2006 to be between $6.40 and $6.80 per share,” Mr. DeFeo continued. “This represents a 60-70% EPS increase versus 2005, excluding special items. We are pleased with the strength of our end markets, but recognize that growth will moderate somewhat from these strong levels. In order to address this, the Terex of tomorrow will be more diversified, better integrated, built around lean principles and have a stronger customer franchise. What we are doing now will help us to continue strong earnings progress despite a somewhat slowing growth rate. Fundamentally, we continue to build a better business, and this quarter’s results are a reflection of our progress to date. We remain committed to achieving a 10% operating margin for 2007 and feel that many of our businesses are well positioned to show meaningful progress towards that goal in 2006. We remain confident about our business prospects and future successes in 2007 and beyond.”

Definitions:

(1)	Net debt consists of long-term debt, including current portion of long-term debt, less cash and cash equivalents.
(2)	Incremental operating margin is defined as the year over year change in income from operations divided by the year over year change in net sales.
(3)

Return on invested capital (ROIC) is calculated as the trailing four quarters operating income divided by the sum of the trailing four quarters average shareholders’ equity and the trailing four quarter average net debt.

In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below provides a reconciliation of the reported GAAP numbers for the first quarters of 2006 and 2005 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex’s leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

The financial results for the first quarter of 2005 reflect the impact of Terex’s restatement process, as well as the results to date of the Company’s 2005 consolidation and review process. As such, the results differ slightly from those previously published in the Company’s first quarter of 2005 earnings release.

A financial summary is shown below:

	Three months ended March 31,
	2006				2005
	(in millions, except per share amounts)
	Reported		Special Items	Excluding Special Items	Reported		Special Items(2)	Excluding Special Items
Net Sales	$1,749.5	$	---	$1,749.5	$1,451.1	$	---	$1,451.1
Gross profit	$316.1	$	---	$316.1	$206.2		$0.1	$206.3
SG&A	170.6		---	170.6	134.7		(0.6)	134.1
Income from Operations	145.5		---	145.5	71.5		0.7	72.2
Other income (expense)	(21.5)		---	(21.5)	(24.3)		---	(24.3)
Provision for income taxes	(43.4)		---	(43.4)	(17.3)		(0.3)	(17.6)
Net income	$80.6	$	---	$80.6	$29.9		$0.4	$30.3
Earnings per share	$1.57			$1.57	$0.59		---	$0.59
EBITDA (1)	$163.1	$	---	$163.1	$89.2		$0.7	$89.9
Backlog	$2,140.1			$2,140.1	$1,568.7			$1,568.7

Average Fully Diluted Shares Outstanding	51.3			51.3	51.0			51.0
(1)	EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations, including depreciation related to rental equipment.
(2)

Special items, net of tax, relate to charges for investigation costs associated with the Company’s internal review ($0.4), and charges related to the closure of certain Terex Utilities branch locations ($0.1).

Segment Performance

As previously announced, starting with the first quarter of 2006, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Terex Construction segment, is now consolidated with the Terex Materials Processing & Mining segment. The European telehandler business, formerly part of the Terex Construction segment, is now part of the Terex Aerial Work Platforms segment. The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation. Comparative segment performance data also excludes special items.

Terex Construction

	Three months ended March 31,

	(in millions)
	2006		2005
		% of sales		% of sales
Net sales	$333.5		$332.1
Gross profit	$38.1	11.4%	$38.9	11.7%
SG&A	34.9	10.5%	31.8	9.6%
Income from operations	$3.2	1.0%	$7.1	2.1%
Backlog	$250.2		$254.4

Net sales in the Terex Construction segment for the first quarter of 2006 increased $1.4 million to $333.5 million, from $332.1 million in the first quarter of 2005. The slight increase in net sales reflects a mixture of results, with strong year over year performance by the off-highway truck and loader backhoe product lines, substantially offset by weakness in various other businesses, including the scrap handler product line. Gross margin deteriorated slightly to 11.4% versus 11.7% for the first quarter of 2005, again due to the declining performance of the scrap handling business, which was a strong contributor to the 2005 results. SG&A expenses for the first quarter of 2006 were $34.9 million, or 10.5% of sales, compared to $31.8 million, or 9.6% of sales, in the first quarter of 2005, with the increase being mainly due to investments in engineering ahead of the new product launch scheduled for the second quarter, as well as higher warranty costs on the compact construction product line. Income from operations for the quarter was $3.2 million, or 1.0% of sales, compared to $7.1 million, or 2.1% of sales, for the first quarter of 2005.

“Terex Construction had a challenging start to the year, although much of this was anticipated as we upgraded a number of core products and introduced, but did not ship, these new models in the quarter,” commented Fergus Baillie, Acting President – Terex Construction. “Furthermore, our scrap handling product experienced a pullback from year ago levels as this sub-market has slowed and competition intensified. We introduced a new crawler hydraulic excavator, wheel-loader, 40-ton articulated truck and motor grader at a unique new product launch in Spain this past January. We had a slow start to our compact equipment line, but this is fairly typical early in the year.”

Mr. Baillie continued, “Looking forward, there are clear reasons for Terex Construction to be excited about the prospects for the remainder of 2006 and improving our profit margin. The demand for our scrap handling product line has improved, moderating the pressures that faced this business in North America over the past few quarters. The North American construction business continues to deal with an unfavorable currency situation, as the equipment sold by these businesses are manufactured in Europe and imported to North

America. We are continuing to make improvements in the products, and with these new product offerings and a sourcing strategy that will lower the cost base of these products, we are confident that we can be competitive in the North American marketplace.”

Terex Cranes

	Three months ended March 31,

	(in millions)
	2006		2005
		% of sales		% of sales
Net sales	$368.7		$298.8
Gross profit	$55.2	15.0%	$31.0	10.4%
SG&A	29.2	7.9%	25.8	8.6%
Income from operations	$26.0	7.1%	$5.2	1.7%
Backlog	$634.2		$307.0

Net sales in the Terex Cranes segment for the first quarter of 2006 increased $69.9 million to $368.7 million from $298.8 million in the first quarter of 2005, reflecting improvement in all businesses, and particularly strength in the North American crane market and the tower crane business. SG&A expenses increased in the first quarter of 2006 to $29.2 million, or 7.9% of sales, lower as a percentage of sales when compared to the first quarter of 2005 rate of 8.6% on $25.8 million of SG&A expenses, mainly due to higher sales levels. Income from operations increased $20.8 million to $26.0 million, or 7.1% of sales, for the first quarter of 2006, from $5.2 million, or 1.7% of sales, for the first quarter of 2005.

“The Terex Cranes segment continued to show strong revenue growth from its recent cyclical lows,” commented Steve Filipov, President – Terex Cranes. “Our first quarter net sales for the North American business, which has been struggling for the past few years, were approximately 90% higher than the same quarter the prior year, which was partially impacted by a strike at our Waverly, Iowa location. The tower crane business continues to operate well in a strong demand market, posting stronger than anticipated net sales increases versus the prior year. The international crane business, led mainly by our German business, as well as our Australian operations, had modest revenue growth, but improved profitability through better sourcing of components and pricing actions.”

Mr. Filipov continued, “Similar to 2005, we continue to see strong results from our tower crane business and our French operation, where we have a strong backlog. The North American business, specifically rough terrain cranes and boom trucks, have rebounded sharply in terms of demand compared with this time last year, and the backlog for our German large crawler cranes has increased, in response to large infrastructure projects being approved in Asia, the Middle East and Africa. Unlike last year, where orders from customers were scarce, we are now faced with the challenge of increasing production and component constraints as a limiting factor on net sales and profitability. Our management team has put together a plan that addresses the concern on the supply side, and the Waverly, Iowa facility is primed for an even stronger second quarter.”

Terex Aerial Work Platforms

	Three months ended March 31,

	(in millions)
	2006		2005
		% of sales		% of sales
Net sales	$458.5		$308.0
Gross profit	$117.0	25.5%	$53.8	17.5%
SG&A	37.1	8.1%	24.4	7.9%
Income from operations	$79.9	17.4%	$29.4	9.5%
Backlog	$660.7		$514.0

Net sales for the Terex Aerial Work Platforms segment for the first quarter of 2006 increased $150.5 million to $458.5 million, from $308.0 million in the first quarter of 2005. The increase in net sales was driven by continued strong order activity from the rental channel, including demand for the Company’s telehandler product line. Gross margin for the quarter was 25.5%, compared to 17.5% for the quarter ended March 31, 2005, and was favorably impacted by pricing actions and volume leverage on manufacturing costs, although partially offset by continued cost pressures. Income from operations increased to $79.9 million, or 17.4% of sales, in the first quarter of 2006, from $29.4 million, or 9.5% of sales, in the first quarter of 2005.

“Our first quarter performance was outstanding” said Bob Wilkerson, President-Terex Aerial Work Platforms. “Our sales were up almost 50% and our backlog was up approximately 29% when compared to the first quarter of 2005, clearly highlighting the continued strong demand for our products. In addition to the excellent financial performance of our aerial product lines, our telehandler product line posted year over year revenue increases in excess of 65%, and our light construction and trailer businesses also posted stronger operating performances.” Mr. Wilkerson continued, “However, as mentioned previously, we continue to closely watch various component cost pressures, mainly steel. The cost of steel has begun to increase in the first quarter, similar to the trends we saw in 2004. Our ability to mitigate this pressure is vital to continued improvements in our future operational performance.”

Mr. Wilkerson added, “During 2005, we revisited our pricing structure. This, along with continued improvements in our factories, has delivered results that more reflect the demand environment in which we find ourselves. The first quarter performance demonstrates our ability to perform and meet demand, and we remain optimistic about our continued positive performance throughout 2006 and into 2007.”

Terex Materials Processing & Mining

	Three months ended March 31,

	(in millions)
	2006		2005
		% of sales		% of sales
Net sales	$380.9		$315.7
Gross profit	$76.4	20.1%	$49.0	15.5%
SG&A	35.3	9.3%	29.1	9.2%
Income from operations	$41.1	10.8%	$19.9	6.3%
Backlog	$323.5		$311.0

Net sales for the Terex Materials Processing & Mining segment for the first quarter of 2006 increased $65.2 million to $380.9 million from $315.7 million in the first quarter of 2005. The increase in net sales was attributable to the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany, and the continued growth of the mobile crushing and screening product lines. This increased sales volume had a positive impact, as income from operations increased to $41.1 million, or 10.8% of sales, in the first quarter of 2006, from $19.9 million, or 6.3% of sales, in the first quarter of 2005.

“The Terex Materials Processing & Mining segment is continuing to see significant improvement in both order and bid activity,” commented Rick Nichols, President - Terex Materials Processing & Mining. “Our parts volume continues to increase, reflecting the increasing installed base of our products, and has been instrumental in delivering strong incremental margin. The hydraulic shovel, mining truck and drilling businesses continued to perform favorably in this strong demand market. Lastly, the materials processing businesses, which now contains all of our crushing and screening products, posted a solid increase in earnings year over year, reflecting pricing actions taken during 2005 in reaction to the higher costs of components and raw materials, namely steel.” Mr. Nichols continued, “We continue to believe that commodity prices are at a level where we should expect solid demand for our machine sales for the foreseeable future, which, in turn, will drive our parts business, a critical component to our overall profitability. We are quite positive on the outlook for our business, and our industry, for the next several years.”

Terex Roadbuilding, Utility Products and Other

	Three months ended March 31,

	(in millions)
	2006		2005
		% of sales		% of sales
Net sales	$234.6		$219.2
Gross profit	$32.2	13.7%	$34.5	15.7%
SG&A	21.7	9.2%	23.1	10.5%
Income from operations	$10.5	4.5%	$11.4	5.2%
Backlog	$271.5		$210.7

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the first quarter of 2006 increased $15.4 million to $234.6 million from $219.2 million for the first quarter of 2005, with meaningful growth in the core product categories of Roadbuilding and Utility Products. SG&A expenses for the first quarter of 2006 was $21.7 million, or 9.2% of sales, compared to $23.1 million, or 10.5% of sales, in the first quarter of 2005, reflecting reduced operating costs associated with many of the businesses, including the American Truck Company joint venture, which has substantially reduced its activity level in 2006. Income from operations decreased to $10.5 million, or 4.5% of sales, from $11.4 million, or 5.2% of sales, in the first quarter of 2005.

“The Terex Roadbuilding, Utility Products and Other group had a generally positive quarter,” commented Chris Ragot, President – Terex Roadbuilding and Utility Products. “Both the Utility Products and Roadbuilding businesses had excellent growth in terms of sales, and the Utility Products business also had substantial growth in profitability. We are seeing the end-markets turn slightly in our favor, and when combined with the internal actions we have taken, we are optimistic about the balance of the year, and are even more excited about 2007 and beyond.”

Mr. DeFeo added, “The positive performance in this quarter versus our 2005 performance was somewhat masked by other businesses that are reported in this segment, including the Tatra and American Truck businesses. As we mentioned previously, we believe that these businesses are non-core operations and are reviewing alternatives. We will determine the future of these businesses over the upcoming months.”

Terex Corporate / Eliminations

	Three months ended March 31,

	(in millions)
	2006		2005

Net sales		$(26.7)	$(22.7)
Gross profit		$(2.8)	$(1.0)
SG&A		12.4	0.5
Income from operations		$(15.2)	$(1.5)
Backlog (1)	$	---	$(28.4)

The Company’s consolidated results throughout 2006 will show a more significant balance of general and administrative costs not reflected in the total segment detail. The unallocated expense is primarily attributable to certain equity and long term compensation programs, as well as certain unallocated expenses related to Terex’s global enterprise system implementation. A significant portion of the unallocated SG&A expense incurred during 2006 is not expected to reoccur during 2007.

(1)	The method of reporting backlog has been revised starting in 2006 to better reflect third party backlog in the respective business segments.

Capital Structure and Taxes

“Net debt at the end of the first quarter of 2006 increased $45 million to $615 million, from $570 million at the end of 2005, as the Company invested in working capital in preparation for seasonally strong second quarter sales,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “This level of cash usage in the first quarter is consistent with our comments provided at the beginning of the year that cash flow will continue to closely reflect the seasonal trends of our business, and we are pleased with this level of cash utilization during this period of strong growth in net sales. Net debt was $257 million lower when compared with the same period last year, reflecting the strong cash flow of 2005. We remain optimistic about our cash generation prospects for 2006. We continue to target a 15% working capital to trailing three month annualized sales level by the end of 2006, compared with the 17.6% figure we achieved at the end of 2005. Working capital as a percent of trailing three month annualized sales was approximately 19% at the end of the first quarter of 2006, as compared to approximately 21% at the end of the first quarter in 2005. This performance has led the Company to anticipate a ratio of net debt to total capitalization of approximately 33% at the end of the first quarter of 2006, meaningful progress when compared to the approximate 44% result achieved at March 31, 2005.”

Commenting on the effective tax rate used in this release, Mr. Widman stated, “The effective tax rate for the first quarter of 2006 is estimated to be 35%, and we do not expect the final effective tax rate for the period to be materially different. While the full year effective tax rate is expected to be approximately 35%, the rate can fluctuate quarter to quarter as a result of changes during the period in the assumptions related to valuation allowances, the mix of income by jurisdiction, and other discrete items.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com